Exhibit 10.478

AGREEMENT OF SALE

THIS AGREEMENT made this 19th day of November, 2004, between KIMCOPANAMA CITY, LLC, a Delaware limited liability company, with an office at 3333 New Hyde Park Road, Suite 100 (P. O. Box 5020), New Hyde Park, New York 11042 (hereinafter, “Seller”), and INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois Corporation, with an office at 2901 Butterfield Road, Oak Brook, Illinois 60523 (hereinafter, “Buyer”).

WHEREAS, Seller owns a portion of the shopping center located at West 23rd Street and Jenks Avenue in Panama City, Florida (the “Shopping Center”) and Seller wishes to sell and Buyer wishes to buy Seller’s entire right title and interest in the Shopping Center;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                       DEFINITIONS. The following expressions shall have the meanings set forth below:

1.1                                 “Real Estate” means the fee interest in the land described on Exhibit 1 and all of the buildings and other improvements constructed thereon.

1.2                                 “Space Lease(s)” means all lease(s), license(s), concessions or other occupancy or use agreements, including all modifications, addenda and supplements thereto and guarantees thereof, applicable to any part of the Real Estate. All existing Space Leases as of the date hereof are listed on attached Exhibit 2.

1.3                                 “Property” means collectively all of Seller’s rights and interest in the Real Estate, the Space Leases and the other assets described in Article 2 hereof.

1.4                                 “Closing Date” means the date on which Closing occurs. “Closing” means the event whereby title to the Property is actually conveyed by Seller to Buyer.

1.5                                 “Service Contracts” means all written agreements pursuant to which goods, services or supplies are furnished on a recurring basis for the operation of the Real Estate and are approved by Buyer during the Due Diligence Period (as hereinafter defined). Copies of such Service Contracts are attached as Exhibit 3.

1.6                                 “Escrow Agent” means Chicago Title and Trust Company, 171 North Clark Street, Chicago, Illinois, Attn: Nancy Castro, Escrow Agent. Chicago Title and Trust Company may also be hereinafter referred to as the “Title Company”.

1.7                                 “Due Diligence Period” means a period of time commencing on the date a fully executed copy of this Agreement is received by Buyer in accordance with Article 13 hereof and expiring at midnight, New York time, December 2, 2004.

1.8                                 “Permitted Exceptions” means those certain title exceptions set forth in Exhibit 6 attached hereto that are approved by Buyer in accordance with the terms of Article 6 hereof.

1.9                                 “Personal Property” means all personal property and equipment (if any) owned by Seller and located on the Real Estate.

1.10                           “Deposit” means a deposit, to be paid by Buyer to Escrow Agent upon the execution hereof, in the amount of One Hundred Thousand ($100,000.00) Dollars, plus all interest earned thereon.

1.11                           “Declaration” means that certain Declaration of Covenants, Conditions, Easements and Restrictions dated January 27, 1999 in the Official Records of Bay County, Florida, Book 1848, page 2123 as amended.

1.12                           “OEA” means that certain Restrictive Covenants Agreement between Kimco Panama City, LLC and Home Depot U.S.A., Inc. dated May 30, 2002 recorded under Clerk’s file 2002-032768 at Book 214B, page 817 of the official Records of Bay County. Florida, as amended.

2.                                       SALE AND PURCHASE. In accordance with the provisions of this Agreement, Seller agrees to sell, convey, assign and transfer to Buyer, and Buyer agrees to purchase and acquire from Seller, subject to the Permitted Exceptions and Space Leases, all of Seller’s right, title and interest in and to: (a) the Real Estate, (b) the Space Leases, (c) any Personal Property, (d) any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Real Estate, (e) any strips or gores adjoining the Real Estate, (f) all appurtenances and hereditaments appertaining to the Real Estate and (g) the right to use, in common with others the name “23rd Street Plaza Shopping Center” provided Buyer’s use of same is done in a commercially reasonable manner in connection with the first class operation of the

3.                                       PURCHASE PRICE. The “Purchase Price” for the Property shall be Seven Million, Two Hundred Fifty-Seven Thousand,, Four Hundred Ninety-Eight ($7,257,498.00) Dollars shall be paid as follows:

A.                                   (i)                                     Upon the execution of this Agreement Buyer shall pay the Deposit to Escrow Agent by bank check to the order of Escrow Agent or wire transfer of federal funds for immediate credit.

(ii)                                  The Deposit shall be invested by Escrow Agent in a sound financial institution’s money market fund or account which pays interest or dividends, in Escrow Agent’s name separate from its personal and business accounts. All investment decisions shall be made by Buyer. If no Closing occurs, all interest or dividends earned shall be paid to the party entitled to the escrowed proceeds, which party shall pay all income taxes thereon. The parties shall furnish Escrow Agent with their respective tax identification numbers. At Closing, Escrow Agent shall pay the Deposit (together with all interest earned thereon) to Seller; and the principal portion of the Deposit shall be a credit against the Purchase Price (but no such credit shall be given for the interest earned on such principal portion of the Deposit, if any, which shall be the property of Buyer). All escrow fees, if any, charged by Escrow Agent shall be equally shared by Seller and Buyer, Escrow Agent shall hold the Deposit as set forth above unless either Seller or Buyer makes a written demand upon Escrow Agent for the Deposit accompanied by an affidavit signed by the party making the demand stating sufficient facts to show that said party is entitled to receive the Deposit pursuant to the terms of this Agreement. Upon receipt of such demand, Escrow Agent shall give ten (10) days written notice to the other party of such demand and of Escrow Agent’s intention to remit the Deposit to the party making the demand on the stated date, together with a copy of the affidavit. If Escrow Agent does not receive a written objection before the proposed date for remitting the Deposit, Escrow Agent is hereby authorized to so remit. If, however, Escrow Agent actually receives written objection from the other party before the proposed date on which the Deposit is to be remitted, Escrow Agent shall continue to hold the Deposit until otherwise directed by joint written instructions from Seller and Buyer or until a final judgment of an appropriate court. In the event of a dispute, Escrow Agent may place the Deposit with an appropriate court and, after giving written notice of such action to the parties, Escrow Agent shall have no further obligations with respect to the Deposit. The parties acknowledge that Escrow Agent is acting as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith or in willful or negligent disregard of this Agreement. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’ fees, incurred in connection with the faithful performance of Escrow Agent’s duties hereunder. Escrow Agent acknowledges agreement to the provisions of this Agreement applicable to it by signing on the signature page of this Agreement. Notwithstanding the foregoing, Buyer shall have the right to deliver a notice of termination of this Agreement to Escrow Agent and Seller on or prior to the expiration of the Due Diligence Period and Escrow Agent shall be authorized, immediately upon receipt of such notice and verification of Seller’s receipt of same, to return the Earnest Money to Buyer. Buyer agrees to return all documents provided to Buyer by or on behalf of Seller to Seller within fifteen (15) days of Tenant’s delivery of the notice of termination to Escrow Agent and Seller.

B.                                     At Closing, and subject to the terms and provisions of this Agreement, Buyer shall pay Seller the balance of the Purchase Price by wire transfer of immediately available federal funds into a so-called “New York Style” closing escrow to be established by the Escrow Agent. Seller shall furnish Escrow Agent with wire transfer instructions prior to Closing.

C.                                     Intentionally Deleted.

D.                                    In connection with any Personal Property included in the sale, the parties agree that no part of the Purchase Price shall be deemed to have been paid by Buyer on account thereof.

4.                                       CONDITIONS PRIOR TO CLOSING; DUE DILIGENCE PERIOD.

4.1                                 (A) Buyer shall at Closing accept the Property in AS IS physical condition as exists on the date hereof, subject to reasonable wear and tear between the date hereof and the Closing Date. Buyer acknowledges that Buyer will have the Due Diligence Period to inspect the Shopping Center or cause an inspection thereof to be made on Buyer’s behalf and it is understood and agreed that neither Seller nor any person acting or purporting to act for Seller has made or now makes any representation as to the physical condition (latent or patent or otherwise), income, expense, operation, legality of current rents, or any other matter of thing affecting or relating to the Shopping Center except as herein specifically set forth. Buyer hereby expressly acknowledges that except as expressly set forth herein, no such representations have been made and Buyer further agrees to take the Shopping Center “as is” as of the date hereof and subject to normal use, wear, tear, and deterioration between now and Closing. Buyer agrees that Seller is not liable or bound in any manner by any financial or written statements, representations, real estate brokers’ “set-ups”, or information pertaining to the Shopping Center furnished by any real estate broker, agent, employee, trustee, servant or other person, unless the same are specifically set forth herein. It is understood and agreed that all understandings and agreements heretofore had between the parties are hereby merged in this Agreement which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied in this Agreement.

(B) Seller’s Required Pre-Closing Deliveries

Seller shall, as soon as practicable after the date of this Agreement but not later than five (5) business days after the date of this Agreement,, deliver to Buyer the following (which are referred to herein as “Pre-Closing Deliveries”): (a) copy of the Space Leases affecting the Property and the Ground Leases; (b) a certification from Seller (pursuant to the terms of the Rent Roll (Exhibit 2) setting forth the name of each tenant at the Property and the date of the Space Leases and any modifications or amendments thereto, the amount of rent payable by each tenant throughout the term of its respective Space Lease, any concessions granted to the tenants, the amount of security deposits, if any, (or a certification that Seller is not holding any security deposits), the expiration date of the Space Leases, and the existence of any options to renew or extend the term of the Space Leases or to purchase all or any part of the Property and such information with respect to any subtenant if Seller has knowledge thereof; (c) a certification by Seller that there are no employees at the Property; (d) a certification by Seller that, other than as disclosed to Buyer, there are no service agreements, maintenance contracts or other similar agreements affecting the Property; (e) copies of the most recent tax bill for the Property, together with copies of any notice of assessments received by Seller, or any other information relative to taxes assessed against the Property; (f) copies, if any, of any environmental reports, architectural drawings, warranties, guarantees, plans and specs or any similar document in Seller’s possession relating to the Property; (g) copies of any insurance policies or certificates insuring the Property, whether purchased by Seller or by the tenants under the Space Leases; (h) copies of certificates of occupancy for each tenant at the Property and copies of any building code violations received by Seller with respect to the Property during the last two years and evidence reasonably acceptable to Buyer that such violations have been corrected, or a certification from Seller that it has not received any notice of building code violations; (i) the materials described on Buyer’s Due Diligence Checklist, attached hereto as Exhibit 12, and made a part hereof; (j) as applicable (depending upon the number of years the Property has been operating), an operating statement for the Property for the two calendar years prior to the year of the date hereof, and monthly operating statements for the Property for each month of the year of the date hereof. Such statements shall include reasonable detail of all items of income and expense, other than construction costs as well as all items of capital expenditures made during the relevant periods, other than capital expenditures made in connection with the initial construction of the Shopping Center, and (k) an engagement and representation letter signed by Seller and prepared by and for the benefit of Buyer’s auditors substantially in the form attached hereto as Exhibit 18, and made a part hereof.

4.2                                 On and after the date hereof, Buyer shall have access to the Property for the purpose of making engineering, survey or non-intrusive inspections and independent investigations; and Seller will on receipt of reasonable prior written notice, provide Buyer with access to information within its possession or control with respect to the Property, including (without limitation) full and accurate copies of Space Leases, Service Contracts, title information or instruments, and books and operating records of the Shopping Center. Buyer agrees to defend, indemnify and hold Seller harmless from any personal injury or property damage caused by Buyer in doing any testing, inspections or survey and such obligation shall survive the Closing or sooner termination of this Agreement. Buyer shall give Seller true, accurate and complete copies of all written reports prepared by third parties resulting from Buyer’s inspections and investigations.

4.3                                 (a)                                  Buyer shall have the Due Diligence Period within which to inspect and examine the Real Estate, the Space Leases and the Service Contracts.

(b)                                 In the event that during the Due Diligence Period, Buyer, in its sole judgment, and absolute discretion, determines that Buyer is not satisfied with the condition of the Real Estate, the Property, the Space Leases, the Ground Leases, or the Service Contracts then, prior to the end of the Due Diligence Period, Buyer shall have the right by giving written notice to Seller and Escrow

Agent to cancel and terminate this Agreement without liability except as set forth in Sections 4.2 and 15.8. Upon receipt of such notice prior to the end of the Due Diligence Period, Escrow Agent shall deliver the Deposit to Buyer. In the event Buyer fails to give such notice prior to the end of the Due Diligence Period, Buyer’s right to cancel this Agreement pursuant to this Section 4 shall lapse.

4.4                                 Audit. At such time as Buyer’s auditors (KPMG) complete the audit of Property operations, Seller agrees to execute and deliver to KPMG the audit letter attached hereto as Exhibit 18, and made a part hereof. The provisions of this Section 4.5 shall survive Closing.

5.                                       ADJUSTMENTS AND PRORATIONS.

5.1                                 Seller shall be entitled to all income produced from the operation of the Property which is allocable to the period prior to the Closing Date and shall be responsible for all expenses allocable to that period; and Buyer shall be entitled to all income and responsible for all expenses allocable to the period beginning at 12:01 A.M. on the Closing Date. At Closing, all items of income and expense with respect to the Property shall be prorated in accordance with the foregoing provisions and the rules for the specific items set forth hereafter:

5.1.1                        Seller shall arrange for a billing under all those Service Contracts for which fees are based on usage and with utility companies for a billing for utilities, to include all utilities or service used up to the Closing Date, and Seller shall pay the resultant bills. In the event any of the Service Contracts set forth in Exhibit 3 cover periods beyond the Closing Date the same shall be prorated on a per diem basis.

5.1.2                        Real estate taxes, general, special and/or betterment assessments and personal property taxes shall be prorated for those taxes which are due and payable as of the Closing Date. In the event that as of the Closing Date the actual tax bills for the tax year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates, millages and assessed valuation of the previous year, with known changes, shall be used; and after the Closing occurs and when the actual amount of taxes for the year or years in question shall be determinable, such taxes will be re-prorated between the parties to reflect the actual amount of such taxes.

5.1.3                        Rentals and other payments (other than “percentage rent” and common area maintenance charges which are dealt with in Section 5.1.4 and Section 5.1.6) which are payable pursuant to Space Leases shall be prorated on a per diem basis as and when collected (subject to the provisions of Section 5.3). Buyer shall not be obligated to make any payment or give any credit to Seller on account of or by reason of any rental or other payments which are unpaid as of the Closing Date, but shall be required to turn over Seller’s share of the same within ten (10) days if, as and when received by Buyer after the Closing; likewise, Seller agrees to turn over Buyer’s share of any payments received from tenants applicable to any period from and after the date of Closing within ten (10) days of Seller’s receipt of same; this provision shall survive Closing.

5.1.4                        Percentage rent; if any, payable under each Space Lease shall be prorated with respect to the lease year thereunder in which Closing occurs on a per diem basis as and when collected. Any percentage rent collected by Buyer including any percentage rent which is delinquent and pertaining to (i) an entire lease year or accounting period of a tenant under a Space Lease which ends on a date prior to the Closing Date, or (ii) that portion of a lease year or accounting period of such tenant covering a period prior to the Closing Date where such lease year or accounting period begins prior to the Closing Date and ends thereafter shall in both cases be paid to Seller within ten (10) days of receipt by Buyer; and if any tenant’s Space Lease provides for offsets or deductions against percentage rent, then such offsets or deductions shall be prorated in the same manner as the percentage rent itself is prorated. This provision shall survive Closing.

5.1.5                        Gas, water, electricity, heat, fuel, sewer and other utilities charges to which Section 5.1.1 cannot be applied, and the governmental licenses, permits and inspection fees and operating expenses relating to the Shopping Center (expressly excluding therefrom, however, such expenses relating to the initial construction of the Shopping Center), shall be prorated on a per diem basis.

5.1.6                        Common area maintenance expenses and charges shall be prorated. Seller shall be responsible for all common area expenses and charges incurred prior to the Closing Date, and Buyer shall be responsible for the same accruing on and subsequent to the Closing Date. All common area expense payments made by each tenant and such charges paid under its Space Lease for the entire lease year during which the Closing occurs, including end-of-year adjustments, if any, shall be prorated between Seller and Buyer in the following manner: Not later than three (3) days prior to

Closing, Seller shall deliver to Buyer, with regard to each Shopping Center tenant required to pay common area charges (“CAM Charges”) under its lease, a detailed computation showing all CAM Charge expenses incurred by Seller for the period from the beginning of each such tenant’s then current billing period for CAM Charges (e.g., calendar year, lease year, etc.) through the Closing Date, any CAM estimated payments or charges collected by Seller relating to such tenant (hereinafter “CAM Estimates”), and a bill for the tenant’s pro rata share of CAM Charges (i.e., for CAM charges through the Closing Date net of any such CAM Estimates held by Seller), together with all invoices and other evidence documenting such CAM Charges in detail required by such tenant’s lease. Buyer shall send any such bills to tenants promptly following Closing, in which event such tenant shall pay any amount shown due directly to Seller, and except as otherwise stated in Section 5.3.3 below Buyer shall have no responsibility to collect same. However, if any tenant rightfully refuses to pay such bill for CAM Charges due through the Closing Date, then Buyer shall resubmit such bill to any such tenant at the same time as Buyer next submits Buyer’s own bill to any such tenant; and any payment thereafter made by any such tenant on account of CAM Charges shall belong to and be forwarded within ten (10) days of its receipt to Seller until Seller’s bill is paid in full.

Any CAM Estimates for any tenant shall be retained by Seller up to the amount of the pre-Closing CAM Charges payable by such tenant as evidenced by such bills and computations delivered by Seller at Closing, and Buyer shall receive a credit for any excess CAM Estimates collected by Seller.

5.1.7                        All prepaid rentals, other prepaid payments(other than monthly real estate tax estimates or installments), security deposits paid pursuant to Space Leases, electric, gas, sewer and water deposits deposited with Seller by tenants, (including any accrued interest required under any Space Lease on all of the foregoing, unless Seller is entitled to retain the benefit thereof) under any Space Leases, license agreements or concession agreements relating to the Property, shall all belong to Buyer and all shall be assigned and delivered to Buyer at Closing, whereupon Seller shall be released from all liability with respect thereto. At Seller’s option, Buyer shall receive a cash credit in the amount of all Security Deposits to be delivered to Buyer at Closing, and Seller may retain same.

5.1.8                        Buyer shall not be responsible for any charges, salaries, vacation pay or fringe benefits of employees of Seller prior to or following the Closing and none of the foregoing shall be prorated.

5.2                                 All prorations and payments to be made under the foregoing provisions shall be made on the basis of a written statement or statements delivered to Buyer by Seller and approved by Buyer. In the event any prorations, apportionments or computation shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the one from who it is entitled to such adjustment within two (2) years after the erroneous payment or computation was made; this provision shall survive Closing.

5.3                                 All accounts receivable flowing from the Property shall be treated as follows:

5.3.1                        Buyer and Seller agree to treat all base or minimum rental payments received from a tenant as applicable to base or minimum rent which was owed by that tenant, if any, first for the month prior to the month in which Closing occurs and next for the month in which Closing occurs until the base or minimum rental amount due to Seller for such periods have been collected. In the event that there remains any unpaid base or minimum rent for a period prior to such periods, all payments of base or minimum rent received from such tenant shall be applied to sums owed Buyer before any part thereof shall be treated as belonging to Seller. In the event that there remains any unpaid tenant receivable other than base or minimum rent (including without limitation any tax, CAM, insurance or percentage rent payments) for any period prior to Closing, all payments received from any tenant in arrears (whether base or minimum rent or any other amount) shall be applied first to any such sums owed Buyer from such tenant before any part thereof shall be treated as belonging to Seller.

5.3.2                        In the event that any tenant of Seller or Buyer shall hereafter apply or shall have heretofore applied for relief under the provisions of any bankruptcy or similar laws for the protection of debtors, the provisions of Section 5.3.1 shall not apply, and the parties shall have the right to seek collection of their respective accounts, their entitlements being determined by the Closing and the other provisions of this Agreement. Neither party shall have the right to enter into any transactions that purport to compromise claims belonging to the other, without the other party’s prior written consent.

5.3.3                        “If at the Closing Date any tenants owe Seller any money (i.e. reimbursements to Seller for payment of liens or violations on the Property that were created by tenant(s) but that Seller is required hereunder to satisfy in order to effectuate the sale of the Property or rent arrears (which shall include CAM and tax reimbursements)), Seller shall have the right, subsequent to the Closing, to collect such sums directly from the tenants, including bringing lawsuits against the tenants (at Seller’s sole expense) for such collection (except that Seller is prohibited from bringing a lawsuit against any tenant(s) to collect rent in arrears for a period of thirty (30) days after such dispute or arrears has arisen (the “Buyer Collection Period”); instead Buyer agrees to use commercially reasonable efforts to collect such arrears on Seller’s behalf, if Buyer is unsuccessful in collecting the tenant arrears by the expiration of the Buyer Collection Period, then Seller shall have the right to collect such sums directly form the tenants including bringing lawsuits against the tenants (at Sellers sole expense) for such collection, however, Seller agrees that any such legal action or collection shall not include any disturbance of the possession, use or occupancy of the tenants or any right to evict the tenants, whether pursuant to the lease provisions or otherwise, and Buyer shall at Seller’s expense join in any lawsuit and/or also participate or cooperate with Seller in its collection attempts. Buyer will (at Seller’s expense) join in such a lawsuit or action only if the same does not include or require disturbance of the possession of any tenants.”

5.3.4                        In the event Seller has granted rent concessions to tenants under space lease(s) that would extend beyond the Closing Date, Buyer shall receive credit for same.

5.4                                 Intentionally Deleted.

5.5                                 The provisions of this Article 5 will survive Closing.

6.                                       TITLE AND SURVEY.

6.1                                 Seller shall convey and Buyer shall accept, subject to the right of Buyer to review and approve all title matters, documents and plats of record in regard to the condition of title to the Property, title such as the Title Company will be willing to approve and insure subject only to Permitted Exceptions as provided for in this Agreement. Buyer acknowledges that it has heretofore received copies of Seller’s existing title insurance policy for the Real Estate (the “Existing Title Policy”) and of Seller’s existing survey of the Real Estate (the “Existing Survey”). Promptly following the execution of this Agreement, Buyer may (if it so elects) obtain(see Section 6.4 for allocation of costs) updates of the Existing Survey to the certification standards described upon the Surveyor’s certification attached hereto as Exhibit 13 and made a part hereof (such updated survey hereinafter referred to as the “Updated Survey”); if Buyer does obtain such an Updated Survey, Buyer shall cause it to be certified to Seller and Buyer shall promptly furnish Buyer, Seller and the Title Company with a copy thereof. Promptly following the execution of this Agreement, Buyer shall also (see Section 6.4 for allocation of costs) obtain a commitment for ALTA Form B Leasehold Title Insurance (the “Title Commitment”); and Buyer shall promptly cause the Title Company to furnish Seller and Buyer with true accurate and complete copies thereof (including true, accurate and complete copies of all underlying title exception documents referenced therein). Not later than the expiration of the Due Diligence Period, Buyer shall give Seller written notice (“Buyer’s Title/Survey Notice”) of any title exceptions which are contained in the Title Commitment and/or the Survey which are not Permitted Exceptions. Failure by Buyer to give Buyer’s Title/Survey Notice (or to object to any matter referenced in the Title Commitment) to Seller on or before said date shall constitute Buyer’s final and irrevocable approval of the condition of title (and to any such unobjected to matter) in and to the Real Estate. If Buyer’s Title/Survey Notice shall be timely given Seller shall have a period of fifteen (15) days following Seller’s receipt of Buyer’s Title/Survey Notice, to commence to remove, correct, cure or satisfy (provided Seller does in fact elect to so remove, correct, cure or satisfy) any title exceptions that were identified in Buyer’s Title/Survey Notice as not being Permitted Exceptions, it being nevertheless agreed that Seller shall have no obligation to undertake any action or to incur any expense in order to effectuate any such removal, correction, cure or satisfaction (except that notwithstanding the foregoing Seller shall be required to remove or discharge any fee mortgages or deeds of trust, as well as any other liens in an ascertainable dollar amount). In the event that Seller elects not to attempt to remove, correct, cure or satisfy the matters raised in Buyer’s Title/Survey Notice, or if having elected to do so, does not within thirty (30) days thereafter, (or such additional time as is reasonably necessary (not to exceed an additional fifteen (15) days without Buyer’s written consent) to remove, correct, cure or satisfy the matter(s) so raised using commercially reasonable good faith efforts) effectuate any such removal, correction, cure or satisfaction as aforesaid (hereinafter called “title correction”), Buyer shall have the right at its sole option either (a) to terminate this Agreement, in which event the Deposit shall be returned to Buyer and neither party shall thereafter have any further liability hereunder, or (b) to accept such title as is disclosed by the Title Commitment and/or Survey without title correction and without Survey correction and without any reduction to the Purchase Price, thereby waiving any rights against Seller with respect thereto. Said election shall be made by Buyer within three (3) days following Buyer’s receipt of written notification by Seller that Seller has not effectuated (or has elected not to effectuate) title correction. In the event that Seller (even though under no duty to do so) shall undertake title correction and/or Survey correction as aforesaid, and shall be successful, this Agreement shall continue in full force and effect and Buyer shall close the transaction contemplated hereby in accordance with the terms hereof. In the event that Seller shall only be partially successful in obtaining title and/or Survey correction, Buyer shall have the same alternative rights as Buyer would have in the event Seller had declined to seek title and/or Survey correction (as set forth above). Buyer shall make its election within three (3) days after Buyer’s receipt of written notice from Seller to Buyer of the extent to which title and/or the Survey has been corrected.

6.2                                 If at the Closing Date there may be any liens or encumbrances which render title unmarketable or otherwise are not permitted title exceptions hereunder, and which Seller is obligated or desires to pay and discharge, Seller may use any portion of the balance of the Purchase Price to satisfy the same, provided Seller shall simultaneously either deliver to Buyer at the Closing instruments in recordable form and sufficient to satisfy such liens and encumbrances of record together with the cost of recording or filing said instruments; or provided that Seller has made arrangements with the title company in advance of Closing, Seller will deposit with said company sufficient monies, acceptable to and required by it to insure obtaining and the recording of such satisfactions and the issuance of title insurance to Buyer either free of any such liens and encumbrances, or with insurance against enforcement of same out of the insured premises. The existence of any such liens and encumbrances shall not be deemed objections to title, if Seller shall comply with the foregoing requirements. Unpaid liens for taxes, water charges, sewer rents and assessments which are the obligation of Seller to satisfy and discharge shall be objections to title, and thus the amount thereof, plus interest and penalties thereon, shall be deducted from the Purchase Price to be paid hereunder and allowed to Buyer, subject to the provisions for apportionment of taxes, water charges and sewer rents contained herein. Unpaid franchise tax of any entity in the chain of title to which such tax is applicable, or estate, income or other taxes which may be liens against the Property as of the Closing Date shall not be an objection to title, provided the title company agrees to insure against the collection of said taxes from the Property and in such event if required by the title company, Seller agrees to deposit at Closing with the title company an amount deemed reasonable by it to secure the payment of such unpaid franchise tax, or other tax.

6.3                                 In the event that Seller is unable to convey title in accordance with the terms of this Agreement, or if any representation of Seller herein is untrue in a material respect on the Closing Date and Seller does not correct same (it being understood Seller will be entitled to a reasonable adjournment of Closing for such purpose, not to exceed fifteen (15) days), the sole responsibility of Seller will be to refund (or cause to be refunded by the Escrow Agent) to Buyer any amount paid on account of the Purchase Price; upon the making of such refund, this Agreement shall be deemed canceled, neither party shall have any further claim against the other by reason of this Agreement, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8.

6.4                                 The costs of obtaining the Title Commitment, the policy of title insurance to issue at Closing (in form subject to Buyer’s sole discretion, and agreed to prior to the expiration of the Due Diligence Period) with premium up to the amount of the Purchase Price “Basic Title Policy” shall be split equally between Buyer and Seller. The costs of any excess coverage or endorsements including, but not limited to, Zoning 3.1; Survey; Access, Usury, Location, Tax ID, Contiguity, EPA, Comprehensive and Doing Business, to the extent available or applicable (the “Title Endorsements”), shall be borne by Buyer (Basic Title Policy plus endorsements shall be referred to collectively as the “Title Policy”) and expressly excluding therefrom, however, the costs to release any monetary encumbrance affecting the Property and any title curative endorsements which shall be borne by Seller. All costs of the survey shall be borne equally by Seller and Buyer.

7.                                       DAMAGE, DESTRUCTION OR REQUIRED ALTERATION.

7.1 Prior to Closing, in the event of any damage to or destruction of all or part of the Real Estate (notice of which shall be given to Buyer by Seller as soon as practicable following its occurrence), then Seller shall have the right (but not the obligation) to adjourn the Closing Date for up to sixty (60) days in order to repair or replace such damage or destruction, except that if the cost of such repair or replacement exceeds ten percent of the Purchase Price, then in any such case (i) Buyer shall have the right to terminate this Agreement by giving Seller written notice of its intention to do so, such notice by Buyer to Seller to be given not later than three (3) days after Buyer shall have received the notice from Seller of such aforesaid occurrence, (in which event the Deposit shall forthwith be returned to Buyer, whereupon this Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8); or (ii) if Buyer elects not to (or does not have the right to) terminate this Agreement, this Agreement shall continue in full force and effect except that at Closing Buyer shall receive an abatement of the Purchase Price in an amount equal to Seller’s reasonable good faith estimate of the amount required to repair and restore all unrepaired damage (and Seller shall retain all rights to collect insurance proceeds for such loss). Buyer may elect to have its architect provide a good faith estimate of the amount required to repair and restore all unrepaired damage. If Seller’s estimate disagrees with Buyer’s architect’s estimate, the parties shall select another architect to make a final determination of the amount required to repair and restore all unrepaired damage and both parties shall be bound by the third architect’s determination. The party whose architect differs most from the third architect’s determination shall pay the third architect’s fee.

7.2(a)          In the event that any governmental authority having jurisdiction of all or part of the Real Estate has notified Seller before the Closing that some alteration of or addition to the Real Estate is required to be made by law, rule or regulation (notice of which shall be given to Buyer by Seller as soon as practicable after its receipt) or otherwise requires a cure of a violation, then (subject to the provisions of Section 7.2(b)) Seller shall have the right (but not the obligation) to undertake such alteration or addition or cure; provided, however, that if the cost of such alteration or addition or cure shall exceed the sum of one (1%) percent of the Purchase Price, then in such event Seller may either elect to pay the entire cost and cure the same before the Closing or may decline to undertake the same, in which event Buyer shall have the option, exercisable within three (3) days following notice from Seller of the requirement and Seller’s refusal to comply therewith, (i) to terminate this Agreement by giving Seller notice thereof (in which event the Deposit shall forthwith be returned to Buyer, whereupon the Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8); or (ii) if such notice of termination is not timely given, to proceed with the Closing, in which event the Purchase Price shall be reduced by Seller’s reasonable good faith estimate of the cost to cure, up to the maximum sum of one percent of the Purchase Price. Buyer may elect to have its engineer provide a good faith estimate of the cost to cure. If Seller’s estimate disagrees with Buyer’s architect’s estimate, the parties shall select a another engineer to make a final determination of the cost to cure and both parties shall be bound by the third engineer’s determination. The party whose engineer differs most from the third engineer’s determination shall pay the third engineer’s fee.

(b)              Notwithstanding the foregoing provisions of Section 7.2(a), Seller may elect but shall have no obligation to cure or pay for, any violation which either (i) is first placed (i.e., notice first given to Seller or first placed of record) after the date of this Agreement, or (ii) is the responsibility of a Shopping Center tenant to cure or discharge pursuant to its Space Lease. In the event Seller elects to cure or pay for such violation(s), Seller shall have a period of fifteen (15) days after receipt of notice of the violation to commence to cure or pay for same, and shall proceed with diligence to cure same, however, if Seller elects to cure a violation, and Seller reasonably believe that the Closing Date (as hereinafter defined) will need to be extended more than thirty (30) days to effectuate the cure, then Seller shall not commence to cure the violation then Buyer may elect to (i) complete the purchase without any adjustment in the Purchase Price or (ii) terminate the Agreement in such event, unless Buyer agrees to the required extension. In the event Seller elects not to cure or pay for such violation, the sole responsibility of Seller will be to refund (or cause to be refunded by the Escrow Agent) to Buyer any amount paid on account of the Purchase Price; upon the making of such refund, this Agreement shall be deemed cancelled, neither party shall have any further claim against the other by reason of this Agreement, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8.

8.                                       EMINENT DOMAIN. In the event that any eminent domain proceedings shall be commenced prior to the Closing affecting (i) any of the parking area(s) within the Real Estate or any access roadway serving the Real Estate that is not replaced by an access roadway in a comparable location with respect to the Real Estate; or (ii) which is of such a nature as would permit any tenant occupying leased premises to cancel its Space Lease, Buyer shall have the right to terminate this Agreement, by written notice given to Seller within three (3) days after the event, (in which case the Deposit shall forthwith be returned to Buyer, whereupon the Agreement shall be null and void and of no further force or effect whatsoever). In any case wherein Buyer has the right to terminate this Agreement pursuant to this Section 8 and Buyer elects not to terminate, or in any case wherein Buyer does not have the right to terminate, Buyer and Seller shall consummate Closing on the Closing Date, without any reduction to or abatement of the Purchase Price, and all theretofore unpaid condemnation awards shall belong to Buyer.

9.                                       NO ASSIGNMENT. Buyer shall not have the right to assign this Agreement or its rights under this Agreement without obtaining in each instance Seller’s prior written consent. Notwithstanding the foregoing, Buyer shall have the right, without Seller’s consent, to assign its entire right, title and interest in and to this Agreement, expressly including the Deposit, to any entity controlling, controlled by, or under common control with Buyer or Inland Western Retail Real Estate Trust, Inc., a Maryland corporation, (an “Affiliate”); provided that, not less than three (3) business days prior to Closing, Seller receives an executed assignment and assumption agreement, in a commercially reasonable form, which expressly assigns the Deposit and in which such assignee expressly assumes performance of this Agreement for the benefit of Seller. No such assignment or designation shall relieve or release Buyer from any obligations under this Agreement (whether arising pre- or post-closing), and Buyer shall remain jointly and severally liable for all of same together with such assignee.

10.                                 COVENANTS AND REPRESENTATIONS. As of the date hereof, and to the best of Seller’s knowledge, Seller covenants, warrants and represents to Buyer the following:

10.1                           Seller has obtained any consents from partners and/or shareholders required to permit the transactions contemplated by this Agreement including the sale of the Property to Buyer.

10.2                           There is no pending or threatened litigation affecting the Property brought by or against Seller that would materially adversely affect Buyer except as set forth in Exhibit 7 attached hereto and made a part hereof. If Seller is served with process or receives notice that litigation relating to the Property has been commenced against it, Seller shall promptly notify Buyer. The provisions of this Section shall not apply to any litigation relating to the property involving personal injury or property damage(s) covered by insurance.

10.3                           The Space Leases described in Exhibit 2 comprise all the Space Leases presently existing, and same have not been materially amended or modified except (if at all) as may be set forth in Exhibit 2. Seller has neither given nor received any outstanding, uncured notice of default to or from any Space Lease tenant. Following a date which is five (5) business days prior to the expiration of the Due Diligence Period (the “Cut Off Date”), and prior to Closing, Seller will not, without the prior written consent of Buyer(which Buyer agrees not to reasonably withhold or delay), cancel (except for default by a tenant) or materially amend any Space Lease, or enter into any new Space Lease or any Service Contract affecting the Property not cancelable on 30 days notice. On or prior to the Cut Off Date, Seller may take any of the foregoing actions without Buyer’s consent, provided it delivers a copy of any new documentation evidencing same to Buyer not later than three (3) business days prior to the expiration of the Due Diligence Period.

10.4                           Except as otherwise expressly provided herein, there are no contracts or agreements affecting the Property other than the Service Contracts, Space Leases, and Permitted Exceptions; and there are no on-site employees or hired persons in connection with the management, operation or maintenance of the Property; and Buyer shall have no obligation, liability or responsibility with respect to charges, salaries, vacation pay, fringe benefits or like items subsequent to Closing, nor with any management or employment agreements with respect to the Property.

10.5                           The signatories to this Agreement on behalf of Seller have the power and authority to enter into this Agreement and to bind Seller to the provisions hereof.

10.6                           As of the date hereof: (i) to Daniel Slattery’s knowledge Seller is not aware of and has receive no building code violation notices with respect to the Property (other than notices of violations which have been removed or corrected); and (ii) to Daniel Slattery’s knowledge Seller is not aware of and has received no notices of any action or governmental proceeding in connection with eminent domain, or for a zoning change, which would affect the Property; and (iii) to Daniel Slattery’s knowledge Seller is not aware of any structural problems in the improvements constructed upon the Property and the exterior structures are in good condition and repair.

10.7                           Intentionally Deleted.

11.                                 THE CLOSING.

11.1                           The Closing shall be held at the Title Company’s offices (at the address set forth above) at 9:00 A.M. on the Closing Date. The Closing Date shall be December 9, 2004.

11.2                           At Closing, Buyer shall pay the Purchase Price as adjusted in accordance with the provisions of this Agreement; and Buyer shall execute and deliver such other instruments as Seller may reasonably request in connection with or to consummate the transactions contemplated by this Agreement.

11.3                           (A)                              At Closing, Seller shall deliver to Buyer the following:

(a)                                  A Special Warranty Deed in favor of Buyer for the Real Estate in proper recordable form and duly executed and acknowledged by Seller.

(b)                                 A F.I.R.P.T.A. affidavit.

(c)                                  It shall be a condition precedent to Buyer’s obligation to remit the remainder of the Purchase Price to the Title Company on the Closing Date and effectuate the transaction contemplated herein that on or before the third (3rd) business day prior to the Closing Date, Buyer shall have received an estoppel certificate from each tenant under a Space Lease each such estoppel to be dated not more than 30 days prior to the Closing Date, in either the form required by its Space Lease, or otherwise in the form attached hereto as Exhibit 10, and made a part hereof, as well as Seller’s estoppel in the form of Exhibit 10. If Seller is unable to obtain any such required estoppel from a tenant prior to Closing, Seller shall deliver its own estoppel in the form attached as Exhibit 10 (provided, however, Buyer shall not be obligated to accept Seller’s estoppel, which shall survive Closing (but if post-Closing Seller delivers any such tenant estoppel, Seller shall be relieved from responsibility under any Seller estoppel it delivered regarding all matters confirmed by such tenant estoppel). If Seller fails to deliver any such required estoppel, Seller shall have no liability by reason thereof provided, however that Seller shall not be required to deliver its own estoppel containing an assertion that Seller in good faith believes to be untrue, and Buyer’s sole right shall be to terminate this Agreement and to obtain a refund of the Deposit as set forth in Section 14.3. If any estoppel certificate is dated earlier than forty (40) days prior to the Closing Date, in lieu of requiring Seller to obtain a new estoppel from the subject tenant(s), which shall be required of Seller if any estoppel certificate is dated earlier than sixty (60) days prior to the Closing Date, Buyer agrees that Seller may deliver, at Closing, its representation that to the best of Seller’s knowledge, the facts in said estoppel remain true in all material respects as of the Closing Date.

(d)                                 Seller shall use its commercially reasonable good faith efforts to obtain, prior to the expiration of the Due Diligence Period, an estoppel certificate from each party to, or affected by any declaration, association, reciprocal easement, or like agreement affecting the Property (hereinafter “REA estoppel”). Seller will request that the estoppel be in a form substantially similar to the form attached hereto as Exhibit 11 and made a part hereof. In the alternative, within five (5) days of the date this Agreement is fully executed by Seller and Buyer, Seller shall provide Buyer with the necessary information for each REA party such that during the Due Diligence Period, Buyer may request the REA estoppel from the REA parties directly. In the event Seller and Buyer are unable to obtain these estoppels despite Seller’s commercially reasonable good faith efforts prior to the expiration of the Due Diligence Period, Seller may deliver and Buyer may accept (although nothing contained herein shall require Buyer to accept), its own estoppel in the form attached as Exhibit 11, which shall survive Closing (but if post-Closing Seller delivers any such REA estoppel, Seller shall be relieved from responsibility under any Seller estoppel it delivered regarding all matters confirmed by such “REA” estoppel).

(e)                                  It shall be a condition precedent to Buyer’s obligation to remit the remainder of the Purchase Price to the Title Company on the Closing Date and effectuate the transaction contemplated herein that on or before the third (3rd) business day prior to the Closing Date, Buyer shall have received an assignment of all warranties and guaranties, if available, for materials and workmanship benefiting the Property, including an acknowledgment by the material and/or service provider of the acceptance of the assignment where required by the terms of the warranty and/or guaranty, with all fees and costs of such assignment (and inspection, if required) (not to exceed One Thousand Dollars ($1,000.00)) being paid at the sole cost and expense of Seller; any such costs or fees in excess of One Thousand Dollars ($1,000.00) being shared equally between the parties hereto.

(B)                                At Closing, Seller and Buyer shall each execute and deliver to the other the following:

(a)                                  An Assignment and Assumption Agreement for the Space Leases in the form of Exhibit 4 attached hereto.

(b)                                 An Assignment and Assumption Agreement for the Service Contracts, in the form of Exhibit 5 attached hereto.

(c)                                  Notices to tenants, in the form attached hereto as Exhibit 14, and made a part hereof, notifying them of the sale and (if applicable) the transfer of their security deposit to Buyer.

(d)                                 Notice to OEA parties in form required by the OEA.

(e)                                  To the extent at closing Seller has not entered into a lease for the space for 2,675 square feet vacancy noted on Exhibit 9, then Seller shall master lease same pursuant to the terms hereof (the “New Vacant Space”) a Master Lease for a term expiring on the earlier of (i) twelve (12) months or (ii) such date as Seller leases the Vacant Space. Lease-up of the Property shall in no event yield an average Fixed Rent and Reimbursements amount that is less than the sum of Fixed Rent and Reimbursements per the Rent Roll. The Master Lease shall be in the form of Exhibit 8 attached hereto and shall incorporate that portion of the Property vacant space for which a bona fide Space Lease(s) had been executed but have become vacant between the date hereof and the date of Closing with the “Tenant Conditions” (as hereinafter defined) having been satisfied. For the purposes hereof, the Tenant Conditions for any Property vacant space gross leasable area are hereby defined as (i) a signed lease, and (ii) with Tenant either paying full rent and reimbursements or the all conditions precedent to Rent Commencement Date (as defined in such tenant lease) shall have occurred or been satisfied and (iii) with all the leasing commissions and tenant improvement allowances either paid for by Seller or credited to Buyer and (iv) with a certificate of occupancy or its equivalent occupancy permit issued by the local governmental authorities, for such tenant’s respective demised premises (v) Tenant shall have open and operated for its permitted use for at lease one day (vi) and Seller obtains an estoppel from Tenant that the delivery conditions (i.e. Landlord Work) has been completed or Seller shall give a Seller estoppel to that effect. If a bona fide Space Lease for the Vacant Space or any portion thereof with the Tenant Conditions satisfied is executed prior to the Closing Date, the parties shall either not enter into a Seller Lease or the applicable provisions thereof (including but not limited to the annual base rent) shall be adjusted accordingly to reflect that portion of the Vacant Space that is leased and thus released and not covered by the Master Lease. Seller acknowledges and agrees that it shall be responsible for placing all vacant space in Vanilla Box condition however, it may be satisfied by second generation space in “as is” condition such that a tenant has already occupied same, and needn’t be in “new” condition.

11.4                           Each party shall pay its own legal fees and travel and lodging expenses in connection with this transaction. Seller shall pay for all transfer taxes and documentary stamps and the parties shall each pay 1/2 of the recording charges for transfer of title to the Real Estate and the “New York Style” closing escrow fees charged by the Title Company.

11.5                           Buyer also agrees to cooperate with Seller to permit the conveyance of the Property to be consummated as a part of a transaction intended by Seller to qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code and in conjunction therewith to execute such documents as Seller may reasonably request (such cooperation may include, without limitation, accepting a conveyance from a party other than Seller and paying the Purchase Price to a party other than Seller). In no event, however, shall (a) Buyer bear any expense associated with the exchange transaction, (b) Buyer be obligated to take title to Seller’s exchange property, (c) the consummation of such tax-free exchange materially delay the conveyance to Buyer of the Property, (d) Buyer have any liability to Seller or any other party for the qualification of the exchange transaction for tax-free exchange treatment under Section 1031 of the Internal Revenue Code or under any other provision and (e) the consummation of such tax free exchange relieve Seller of any of its obligations hereunder.

11.6                           Intentionally Deleted.

12.                                 BROKERS.

Each party represents and warrants to the other that it dealt with no broker in connection with this transaction. Each party agrees to defend, indemnify and hold the other harmless from and against any and all loss, liability and expense, including reasonable attorney’s fees, that the indemnitee may incur arising by reason of the above representation by the indemnitor being false. The provisions of this Section 12 shall survive Closing.

13.                                 NOTICES.  All notices, demands, requests, consents, approvals or other communications (for the purpose of this Section collectively called “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be valid only if in writing and sent by registered or certified United States mail, return receipt requested, postage prepaid, or delivered by Federal Express or UPS courier service, addressed as follows:

To Seller:	8383 Wilshire Boulevard
Suite 950
Beverly Hills, CA 90211
Attn: Jerald Friedman
Phone: (323) 866-3519
Fax: (323) 866-3511

With a copy to:

3333 New Hyde Park Road
Suite 100
New Hyde Park, New York 11042
Attn: Barbara E. Briamonte, Esq.
Phone: (516) 869-7157
Fax: (516) 869-7201

and a copy to:	1111 Burlington Avenue
Suite 113
Lisle, IL 60532
Phone: (630) 437-6610
Fax: (630) 322-9204
Attention: Daniel Slattery

To Buyer:	Inland Real Estate Acquisitions, Inc.
2901 Butterfield Road Oakbrook, IL 60523
Phone: (630) 218-4948
Fax: (630) 218-4935
Attention: G. Joseph Cosenza

and a copy to:	Jason Lazarus
Fax: (678) 996-2140

with a copy to:

The Inland Group, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
Attn: Robert Baum, General Counsel
Facsimile Nos: (630) 218-4900
Copy via facsimile:
Charles R. Benvenuto (630) 571-2360

To Escrow Agent:	CHICAGO TITLE & TRUST COMPANY
171 North Clark Street
Chicago, Illinois 60601
Attn: Nancy Castro, Escrow Agent
Phone: (312) 223-2709
Fax: (312) 223-2108

or such other address as such party shall hereafter have specified by Notice given by the same means. Any Notice shall be deemed given when delivered to the carrier delivering same, delivery charges prepaid, and properly sealed and addressed. Any Notice may also be given by telecopier to the following numbers; Seller (516) 869-7201, Buyer (843) 852-3675, (630) 218-4935, (678) 996-2140 and (630) 218-4900;, and Escrow Agent (312) 223-2108, Attn: Nancy Castro, provided that a “hard copy” of such notice is sent within one (1) business day after such telecopier transmission in the manner above set forth; and in the case of notice by telecopier (with confirmation sent as aforesaid), notice shall be deemed given upon electronic confirmation of receipt.

14.                                 DEFAULTS.

14.1                           If Closing does not take place because of Buyer’s default the Deposit shall be retained by Seller as agreed upon liquidated damages as Seller’s sole remedy for such default, and thereupon this Agreement shall be null and void and of no further force or effect whatsoever (except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8). The parties hereto expressly agree that Seller’s actual damages in the event of a default by Buyer would be extremely difficult or impractical to ascertain and that the amount of the Deposit represents the parties’ reasonable estimate of such damages.

14.2                           If Closing does not occur due to Seller’s willful default and refusal to close despite Buyer’s willingness to do so (such willingness includes waiver by Buyer of any uncured title objection properly made by Buyer under Section 6.1 or material breach of representation or warranty by Seller) (such willful default and refusal being hereinafter referred to as a “Seller Default”), then Buyer, as its sole and exclusive right and remedy as a result of such Seller Default, may elect to either (i) cancel this Agreement, in which event the Deposit shall be returned to Buyer, Seller shall be liable for any title and survey costs, as well as environmental site assessment, appraisal and legal fees theretofore incurred by Buyer (however Seller shall not be obligated to reimburse Buyer more than Twenty-Five Thousand Dollars ($25,000.00) in the aggregate for such environmental site assessment, appraisal and legal fees), and thereupon no party shall have any further right or obligation hereunder (except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8), or (ii) Buyer may enforce specific performance of this Agreement without any reduction or abatement of the Purchase Price, together with the right of Buyer to collect its reasonable attorney’s fees and costs of suit, subject to the limitation on Landlord’s reimbursement of same described above.

14.3                           Subject to the provisions of Article 14.1 and 14.2 above, if Closing should not occur for any reason whatsoever other than a default by Buyer or a Seller Default (including without limitation by reason of a material breach of representation or warranty of Seller or an uncured title objection properly made by Buyer under Section 6.1, or a failure to deliver any tenant estoppel required hereunder) which Buyer is not willing to waive, then in such event this Agreement shall be and be deemed cancelled, the Deposit shall be returned to Buyer, and thereupon Buyer shall have no other right, by way of damages or otherwise, against Seller notwithstanding the existence of any failure or breach of representation, warranty, covenant, title, provision of estoppel or other Closing condition (provided that Buyer will remain liable on its obligations under Sections 4.2 and 15.8).

15.                                 MISCELLANEOUS.

15.1                           The representations, warranties and covenants contained in Article 10 of this Agreement shall survive delivery of the deed for a period of twelve (12) months. Other than the survival of such representations, warranties and covenants, the acceptance of the deed by Buyer shall be conclusive evidence of the performance by Seller of all of the provisions of this Agreement to be performed by Seller.

15.2                           This Agreement (including the Exhibits attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, if any, with respect thereto.

15.3                           This Agreement may not be canceled, modified, changed or supplemented, nor may any obligation hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing.

15.4                           The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto and their respective successors or assigns.

15.5                           “TIME IS OF THE ESSENCE” with respect to all provisions of this Agreement, with the sole exception that each of Buyer and Seller shall be entitled to a single adjournment (not to exceed two (2) business days in any event) of the Closing Date.

15.6                           This Agreement shall extend to and be binding upon the legal representatives, heirs, executors, administrators and, subject to the provisions of this Agreement, the permitted assigns of the parties hereto.

15.7                           Intentionally Deleted.

15.8                           Buyer represents and warrants that it will keep all information and/or reports and/or documents obtained from Seller or its agents (including without limitation the rent and other terms of the Space Leases), or related to or connected with the Property (including without limitation the existence of this Agreement and the Purchase Price) strictly confidential and will not disclose any such information to any person or entity (except for Buyer’s attorneys, consultants and advisors and except as required by law; provided that any such parties similarly agree to treat such material confidentially), without the prior written consent of Seller. In amplification and not in limitation of the foregoing, Buyer may not make any public disclosure of the existence or terms of this Agreement prior to Closing.

15.9                           This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State wherein the Property is located. This Agreement shall be construed in accordance with its plain meaning and without reference to any maxim or rule of interpretation providing that a writing should be construed against the party responsible for the drafting thereof.

15.10                     This Agreement shall not be recorded or filed in the public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

15.11                     This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original.

16. Conditions Precedent to Buyer’s Obligation.

In addition to the conditions precedent described in Article 11-3(A) (c), (d) & (e), Buyer’s obligation to remit the remainder of the Purchase Price to the Title Company on the Closing Date and effectuate the transaction contemplated hereunder is subject to and contingent upon the following;

(a)          The Title Company’s issuing or committing to issue the Title Policy insuring that fee simple title to the Property is vested in Buyer as required in Article 6 hereof;

(b)         The completeness, truth and accuracy in all material respects and to the best of Ruth Mitteldorf’s or Daniel Slattery’s knowledge of the Rent Roll, and any certifications, schedules, covenants and statements prepared and executed by Seller as part of the Pre-Closing Deliveries, the completeness in all material respects and to the best of Seller’s knowledge of the Space Leases delivered by Seller as part of the Pre-Closing Deliveries, the completeness, truth and accuracy in all material respects and to the best of Seller’s knowledge as of Closing, of the representations and warranties of Seller contained in Section 10 hereof, and the performance by Seller, to the extent possible by the date of Closing, of the covenants contained in Section 10 hereof. It shall be a condition to Buyer’s obligation to close with respect to the Property that, at the Closing, Seller shall deliver to Buyer a Certificate that shall confirm, to the best of Seller’s knowledge, the truth and accuracy in all material respects, as of Closing, of Seller’s representations contained in this Agreement, and the representations contained in such certificate, as well as any continuing obligations of Seller hereunder, shall survive the Closing for a period of twelve (12) months; and

(c)          That as of the date of closing: (i) neither Seller, as landlord under the Space Leases, nor any tenant thereunder, shall be in material default under the terms of any Space Lease and (ii) and eight-five percent (85%) of the Property gross leaseable area being leased to tenants with the Tenant Conditions satisfied.

[SEE SIGNATURE BLOCKS ON NEXT PAGE]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first above written.

BUYER:
INLAND REAL ESTATE ACQUISITIONS, INC.
WITNESS:
[ILLEGIBLE]
[ILLEGIBLE]	By:	/s/ Jason A. Lazarus
Name: Jason A. Lazarus
Title: Vice President
	Date of Execution:	November 19, 2004

SELLER:
KIMCO PANAMA CITY, LLC
WITNESS:
By: [ILLEGIBLE]
[ILLEGIBLE]
[ILLEGIBLE]	By:	/s/ Ruth Mitteldorf
Name: Ruth Mitteldorf
Title: VP- Finance
	Date of Execution:	11/19/04

Escrow Agent signs to confirm its agreement with the provisions of Section 3(A)(b) hereof:

ESCROW AGENT:
WITNESS:
CHICAGO TITLE & TRUST COMPANY
By:
	Name:	Nancy Castro
Title:
Date of Execution: